NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT RECEIVES APPROVAL FOR EPC ACQUISITION

August 17, 2011 (Beloit, WI):  Regal Beloit Corporation (NYSE: RBC) today announced that it has entered into an agreement with the U.S. Department of Justice which clears the way for the proposed acquisition of A. O. Smith’s Electrical Products Company (“EPC”).   Subject to receipt of final court approval, RBC anticipates closing the transaction on or before August 22, 2011.

As part of the agreement with the Department of Justice, RBC has entered into an agreement with a third party to sell RBC’s existing U.S. focused pool and spa motor business.  In fiscal 2010, RBC’s U.S. focused pool and spa motor business contributed sales of $23.4 million and operating profit of $4.2 million.  The divesture does not include the pool and spa motor business of EPC.   RBC anticipates that the divesture transaction will also close on or before August 22, 2011.  In addition, RBC will also divest of certain EPC draft inducer designs that have been under development but not in production.

“We are pleased that we have received the final approval from the Department of Justice and we are excited to welcome the EPC team to Regal Beloit,” commented Mr. Mark Gliebe, Chief Executive Officer.  “This will be a defining acquisition for Regal Beloit.  The combination will add technology to the Company, grow our global footprint and result in meaningful synergies.  More importantly, we believe that combining the two businesses will allow us to bring incremental value to our customers with new energy saving products, a broader product offering and better operating efficiencies.”

On December 12, 2010, RBC agreed to acquire 100% of the stock and assets of the EPC motor business from A.O. Smith.  Total consideration for the transaction consists of $700 million cash and approximately 2.8 million shares of Regal Beloit common stock, and includes a customary working capital adjustment.  EPC is based in Tipp City, Ohio. Operations include motor manufacturing facilities in Mexico, China, the United States and the United Kingdom.

“Our two teams have been working very hard to prepare for our integration and now it is time to execute,” continued Mr. Gliebe.  “It’s going to be an exciting time!”

On the first business day following the closing, RBC anticipates it will conduct a conference call to discuss additional details relating to the impact of the EPC acquisition.  RBC intends to issue a press release on the date of closing providing the time and dialing instructions for the conference call.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: unanticipated issues associated with the closing of the transactions described in this press release; unexpected issues relating to the performance of the EPC business post-closing; unanticipated issues relating to capturing synergies from the EPC acquisition; and issues and costs arising from the integration of the EPC business.  All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.